Exhibit 99.1
Independent Bank Corp. (Massachusetts) Q1 2014 Earnings Call Apr. 17, 2014

PARTICIPANTS
Corporate Participants
Christopher Oddleifson - President, Chief Executive Officer & Director, Independent Bank Corp. (Massachusetts)
Robert D. Cozzone - Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Other Participants
Matthew Forgotson - Analyst, Sandler O’Neill & Partners LP
Taylor Warren Brodarick - Analyst, Guggenheim Securities LLC
Collyn B. Gilbert - Analyst, Keefe, Bruyette & Woods, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon and welcome to the Independent Bank Corp. First Quarter 2014 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our Annual Report on Form 10-K and our earnings press release.

Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise. Please note this event is being recorded.

I would now like to turn the conference over to Chris Oddleifson. Please go ahead.

Christopher Oddleifson, President, Chief Executive Officer & Director
Thank you and good afternoon, everyone, and thank you for joining us today. We appreciate you joining us late in the day as we moved up the timing of this call in light of the market closing tomorrow. I’m accompanied by Chief Financial Officer, Rob Cozzone, who’ll take you through our financial results and outlook following my comments, and Chief Operating Officer, Denis Sheahan, is also with us today.

Our reported results of $13.4 million, or $0.56 per share, benefited from a life insurance policy gain, which we exclude from our derivation of core income. Excluding this and a few other minor items, operating earnings came in at $12.1 million, or $0.51 per share.

First quarter results of each year are commonly a little lower due to seasonality and other factors. They were down further this time due to the timing of a charge-off taken on a single credit. As you know, commercial loan charge-offs can be lumpy, which is exactly what occurred this quarter.

Our net charge-off outlook for the full year remains intact with its first quarter level expected to be the highest of any quarter. The good news is that momentum in business generation and customer volumes most assuredly carried over into the new year and our underlying fundamentals remain as strong as ever.

As you will hear from Rob shortly, we’re maintaining our EPS guidance for the full year that we provided last quarter. Among the many positives in the quarter, there was solid loan growth led by strong double-digit annualized growth in the commercial portfolio, especially in the C&I sector. Double-digit annualized growth as well in core deposits, which has now grown within 86% of total deposits, a resilient net interest margin reflected on the stable asset yield and continued low funding cost, there was excellent growth in the investment management revenue, assets under administration rose by 3% in the quarter to over $2.3 billion. Capital continued to build nicely with tangible book value up another 3% this quarter and expense levels were flattish. So all-in-all, very encouraging quarter in many ways.

As a sign of confidence in the outlook of our franchise, our board recently approved a healthy 9% increase in our quarterly dividend to $0.24 per share. It’s also a sign of our attentiveness to shareholder returns.

Beyond the numbers, progress continues on various fronts. Our newly opened Boston office is off to a promising start. Our experienced investment management and commercial loan professionals are quickly getting their stride in this market. This gives us confidence that we can replicate the strong success of our Providence office, which we opened not too long ago.

While this maybe our first physical presence, we’re certainly no strangers to the Boston market. We’ve been doing business there for decades and have long been active commercial lenders, especially in the real estate side where it’s approximately 12% of that portfolio originating in the Boston marketplace. Boston is also an ideal setting for our growing investment management business with its strong demographics, major centers of influence and deep talent pool.

Mayflower Bank, which you’ll recall, we acquired and closed on last November, has been fully assimilated. Signage has changed, systems are fully converted, all staffing decisions have been completed, and we’re hard at work welcoming and building relationships with former Mayflower customers.

We continue to seek valuable tax credits related to our community development efforts. This is part of what we used to call our adjacent innovation initiatives to supplement organic growth and we recently made a key hire to lead our affordable housing program.

So we’re pretty busy to say the least. Our priorities have been focused on expanding and deepening customer relationships, capitalizing opportunities in newer markets and pushing hard on process excellence and knowledge management.

Before handing it over to Rob, I’d like to acknowledge Director, Robert Sullivan, who stepped down during this first quarter upon reaching the mandatory retirement age. I’d like to thank him for his invaluable service and stewardship over many years. He has been instrumental in our company’s growth and performance.

Thank you. Rob?

Robert D. Cozzone, Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Thank you, Chris. Good afternoon. I’ll now review the earnings for the first quarter in more detail. Independent Bank Corp reported net income of $13.4 million and GAAP diluted earnings per share of $0.56 in the first quarter of 2014. This compared to net income of $10.6 million and GAAP diluted earnings per share of $0.45 in the prior quarter. Both quarters included items that the company considers to be non-core, including $0.17 of M&A expenses in the prior quarter and $0.07 in gains on life insurance benefits in the current quarter.

When excluding these and other minor non-core items, operating earnings per share were $0.51 for the first quarter of 2014, as compared to $0.61 in the prior quarter. On an operating basis, our returns on average assets and equity were 0.8% and 8.1%, respectively, for the first quarter.

Due to seasonal factors, our first quarter financial results are typically lower than the fourth quarter results. As Chris mentioned, our first quarter results this year were also impacted by a relatively large commercial real estate charge-off and associated higher loan loss provisioning. The charged-off credit was a loan made by a bank we acquired a few years ago and it had unique characteristics which significantly impacted its value. Despite this charge-off, our earnings expectations for the full year have not changed, as our core business lines are performing quite well.

Chris highlighted a number of areas of strength for the quarter that I’ll now expand upon. Annualized loan growth was 7.6% for the quarter, as continued strength in the commercial book across all categories, CRE, C&I and construction led the way. As we had anticipated, the first quarter benefited from some closings that got push beyond year end and although the approved pipeline declined to $166 million at March 31, commercial loan activity continues to be good throughout our geography. In addition, Rockland Trust is becoming a bit of a magnet for regional talent and our incremental lending hires have already begun to pay dividends.

Importantly, the strong growth in the commercial book is not the result of sacrifice in credit or pricing discipline, and new volume continues to exhibit the favorable interest rate risk characteristics we value. Also, although only marginal, the consumer real estate portfolio experienced organic growth for the first time in more than five quarters. The continued slowing of free payments combined with decision to retain some jumbo production contributed to the higher balances.

Recent improvement in consumer real estate application activity should help us maintain the current trajectory. Annualized deposit growth was 10.4% for the quarter, as all core categories experienced healthy increases. Some of the quarters outsized growth can be attributed to large isolated inflows such as 1031 exchange deposits, but even when excluding those, core deposit activity was robust in the quarter.

The strong growth in core deposits resulted in a further decrease to the company’s overall cost of deposits, which measured a low 22 basis points for the first quarter. The net interest margin expanded by 4 basis points to 3.49% for the quarter, benefiting from the core deposit growth just described, stable earning asset yields, and the decision in the fourth quarter to use some excess liquidity to pay down wholesale borrowings. The expanding net interest margin and 2.8% growth on average earning assets drove a solid increase in net interest income. Downward pressure on the margin, however, does persist.

Core non-interest expense of $41.3 million was down slightly from the fourth quarter, despite observing a full quarters impact of the Mayflower Bancorp acquisition and high snow removal costs.

As described in the press release, a number of expense items were lower in the first quarter. And we continue to expect the full year operating efficiency ratio to be 1% to 2% lower than 2013 despite continued investment and strategic priorities.

Tangible book value per share increased $0.43 during the quarter and now stands at $17.61. Although, a portion of this growth was the result of an increase in the value of the available for sale portfolio and its corresponding impact on other comprehensive income, the majority was attributable to retained earnings growth. And during the last 12 months, tangible book value per share has increased by $1.17, even with absorbing the increase in goodwill due to the Mayflower acquisition.

Our investment management business continues to post strong results with revenues up 4% quarter over linked quarter and 19% year-over-year. The addition of the Boston office and other productive hires have helped us to further leverage an already strong base. And as Chris said, total assets under administration exceeded $2.3 billion at March 31, 2014.

Other fee income categories experienced mix results during the quarter, and on a core basis, total non-interest income was down 6%. Seasonal factors led to a decline in deposit fee income and mortgage origination activity in the first quarter was down considerably industry-wide and may have been a low watermark for the current cycle.

Our for sale mortgage production for the quarter was down by a third. And when combining that reduction with some narrower pricing due to competition, mortgage banking income was down almost 50% quarter-over-quarter. As mentioned, application volume did accelerate toward the back-half of the quarter and second quarter performance should improve.

I’ll now discuss credit. As indicated previously, net charge-offs increased during the quarter to $4.1 million and at 35 basis points of loans was 5 basis points higher than the fourth quarter of last year. The loan loss provision in the first quarter increased by $1.4 million to $4.5 million as we grew loan loss reserves in light of strong loan growth.

The individual credit mentioned earlier had an associated charge-off of $2.1 million in a remaining book balance of $3.5 million. The addition of this credit to non-performing loans resulted in an increase in the ratio of non-performing loans to total loans, which was 0.75% at March 31. We currently believe this particular credit will be resolved quickly with no additional provisioning required. And we continue to feel very comfortable with the state of our credit profile, but quarterly net charge-off experience will likely be uneven.

And now shifting to 2014 guidance. During our last conference call, we provided 2014 operating diluted earnings per share guidance of between $2.42 and $2.52. And now with the first quarter under our belt, we reaffirm that guidance. In addition, though Q1 charge-offs were higher than initially anticipated, we continue to believe that net charge-offs for the year will be within the $9 million to $12 million range. Our anticipated provision expense for the year also remains unchanged at a range of $11 million to $14 million.

Also, loan and deposit growth in the first quarter was certainly encouraging and we are optimistic about the rest of the year. But at this point, we are not prepared to update our guidance. Similarly, the favorable net interest margin performance experienced in the first quarter is not expected to continue as the factors that contributed to expansion, a reduction in higher cost of wholesale funding and lower yielding liquid balances, will not likely be repeated.

Finally, with the expansion of our low income housing tax credit investments, we are lowering our effective tax rate guidance from 30% to a range of 28% to 29%. This year is off to a solid start in terms of origination activity and customer growth and the remainder of the full year guidance remains unchanged.

That concludes my comments. Chris?

Christopher Oddleifson, President, Chief Executive Officer & Director
Yeah. Thank you, Rob. Okay. Operator, we’re ready to take some questions.

QUESTION AND ANSWER SECTION
Operator: We will now begin the question-and answer session. [Operator Instructions] Our first question comes from Mark Fitzgibbon with Sandler O’Neill & Partners. Please go ahead.

<Q - Matt Forgotson - Sandler O’Neill & Partners LP>: Hi. Good afternoon, gentlemen. This is actually Matt filling in for Mark.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Hi, Matt.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Matt.

<Q - Matt Forgotson - Sandler O’Neill & Partners LP>: So it looks like core operating expenses actually declined quarter-to-quarter to about $41 million or so. So the question is, what’s driving the build across the balance of the year so as to achieve the 3% to 4% growth guidance that you initially proposed?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Quarterly growth, Matt?

<Q - Matt Forgotson - Sandler O’Neill & Partners LP>: Yes. I think you’re targeting full year OpEx growth at 3% to 4%. Just wondering where you’re going to be spending to achieve that level?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Certainly, incentive program expense was lower in the first quarter. That’s one of the line items that will gradually increase throughout the year with performance. Advertising expense tends to tick up into the second quarter. That’s kind of our top advertising season. And there were a number of other categories that were lower in the first quarter partially due to timing, things like consulting fees.

<Q - Matt Forgotson - Sandler O’Neill & Partners LP>: Okay. And then just you mentioned at a recent investor conference that you were seeing tinges of 2007 and some of the underwriting across the footprint and yet loans grew at a pretty healthy 8% annualized rate. Just wondering where you’re pulling back and perhaps where you’re stepping in, say, from a competitive standpoint to garner some share?

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Matt, I don’t think that we’re - I mean, when you take a look at our originations over the first quarter, they’re pretty well distributed across a variety of asset classes. So I wouldn’t say that we’re sort of stepping in or stepping out in a profound way. I will say though the - we are looking at a lot of deals and the pull through rate is - not everything is pull through, because of pricing and terms, but because we have so many commercial lenders in the market, we’re able to see a lot and we can pick sort of - what sort of loans we want to originate the credit and pricing we like.

<Q - Matt Forgotson - Sandler O’Neill & Partners LP>: Okay. Okay. Thank you very much.

Operator: The next question comes from Taylor Brodarick with Guggenheim Securities. Please go ahead.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Thanks. I guess first question would be and we’ve talked in the past about the asset sensitivity profile, and I wouldn’t ask you to forecast when the short end would come up, I didn’t know if anything had changed from year-end that you could report right now as far as your outlook or what your ALCO model showed?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. We continue to be very asset sensitive, Taylor. You can look obviously and you probably had that - we have expanded the disclosure on our 10-K. We have about $2.2 billion of our loan book as tied to either prime or LIBOR, certainly as the majority of that does not have a floor associated with it. So certainly as short-term rates go up, we’ll benefit significantly.

In terms of projecting when that might happen, your guess is certainly as good as mine. There’s been some indication from the Fed that that might happen sooner than originally thought, but we’re certainly not holding our breath. And we’re still feeling like we can maintain the margin in this current environment even though it is a challenging one.

<Q - Taylor Brodarick - Guggenheim Securities LLC>: Okay. Great. I think that’s it from me for now. Thank you.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Great.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Taylor.

Operator: [Operator Instructions] The next question comes from Collyn Gilbert with KBW. Please go ahead.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Thanks. Good afternoon, guys.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Hi, Collyn.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Rob, if you could just on your NIM commentary, I’m just trying to reconcile what would be driving further compression. I guess, you’ve had two quarters now where the NIM’s gone higher and I understand the components that you indicated on this quarter. But, just looking at it, it looks like asset yields are somewhat stabilized, funding costs, I guess, to me it seems like it is based on more stabilization than compression. What would be driving that compression?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. Well, so in the last two quarters, Collyn, and going from the third quarter to fourth quarter, we had $30 million of sub debt reprice down 300 basis points. Going from the fourth quarter to the first quarter, we had $50 million of FHLB advances at a higher rate run-off. And then during both the third quarter and the fourth quarter, we were able to reduce our average liquid balances that are at the Fed earning 25 basis points.

So in the first quarter we had about $60 million of balances on average at the Fed. Certainly, we could deploy those should we continue to experience loan growth and that would help to benefit the margin, but I expect that we will have, on average, some level of balances at the Fed, maybe slightly lower than the $60 million.

So I don’t expect to get the benefit of deploying cash. However, I do expect our loan yield to gradually trend down. The last couple of quarters, it’s only been about 1 basis point, but the commercial real estate book does continue to trend down 4 basis points this quarter and more than that last quarter.

So I think, we’re going to see the loan yield continue to trend slightly lower and I won’t be able to offset that on the wholesale funding side or with the deployment of liquidity. So I think, in general, we’re going to see a little bit of margin compression for the remainder of the year. Not significant, but I don’t know I wouldn’t expect to see an expansion.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s very helpful. And then just in this quarter’s occupancy expense, did you guys have a large amount of dollars tied to like snow removal that we should think about backing out?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. About $600,000 associated with snow removal.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: There was couple of things in occupancy expense this quarter. One, we adjusted out as a non-operating item that was the write down, additional write down of some of the facilities we assumed from Mayflower that we never occupied. So these were branches that we closed. We still have the facilities, but we had to take further write downs, because we’re just not finding that the market for them is that strong. And then there’s this snow removal costs of $600,000.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s helpful. And then, how are you guys thinking about fees sort of rebounding in the second quarter? I mean, the - or what component would you say was somewhat seasonal or how are the trends looking on the fee line as you think about the major categories.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Yeah. So, I mean, if you think about the major category, certainly deposit fee income will continue to trend up as we are very successful in selling our core checking accounts. And the more checking accounts we have, the more overdraft fees and interchange revenue we generate. So we’d expect that to continue to trend upward for the rest of the year and that peaks in the fourth quarter with the holiday season.

Investment management income saw good growth this quarter, 4% quarter-over-quarter. Next quarter, we have the benefit of tax services. So that will be further enhanced next quarter. Swap income can be a little bit uneven. We were stable quarter-over-quarter in the first quarter and that is really just a reflection of commercial loan activity. So we expect commercial loan activity to decline into the second quarter. So swap income might be down a little bit.

And then mortgage banking income, I mentioned in my comments that we think industry wide, we may have hit kind of the low watermark in terms of mortgage production. Our pipeline for mortgage is up pretty nicely off of the end of the year. And so we’re expecting mortgage banking income to certainly improve heading into the second quarter. So I think all-in-all, most of the categories we should see improvement going.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay. Just one final follow-up and if you said that in your comments or if Chris you covered it, I apologize, but why are you interested in the commercial activities this more in the second quarter?

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: It’s just the pipeline is down. The pipeline is $166 million at the end of the quarter. We ended the year at $244 million.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Okay.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: So we’re in a point where we’re now rebuilding the pipeline.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Got it. Got it. Okay.

<A - Denis Sheahan - Independent Bank Corp. (Massachusetts)>: So I think, Collyn, the point is that we expect good activity in the second quarter. The pipeline is rebuilding. It won’t all close in the second quarter. It could lead a trend into the third quarter by the time it closes.

<Q - Collyn Gilbert - Keefe, Bruyette & Woods, Inc.>: Got it. Okay. That’s helpful. Okay. That’s all I have. Thanks, guys.

<A - Chris Oddleifson - Independent Bank Corp. (Massachusetts)>: Thanks, Collyn.

<A - Rob Cozzone - Independent Bank Corp. (Massachusetts)>: Thanks, Collyn.

Operator: As there are no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to Chris Oddleifson for any closing remarks.

Christopher Oddleifson, President, Chief Executive Officer & Director
Very well. Thank you very much to everybody for joining us this afternoon and we look forward to talk to you after second quarter. Have a good weekend.

Robert D. Cozzone, Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Thank you.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.